Exhibit 4.1

                          AMENDMENT TO RIGHTS AGREEMENT

     This Amendment to Rights Agreement (this "Amendment") is made as of April 17, 2005, by and between GameStop Corp. (the "Company") and The Bank of New York, as Rights Agent.

     WHEREAS, the Company is entering into an Agreement and Plan of Merger (the "Merger Agreement") among the Company, Electronics Boutique Holdings Corp., GameStop, Inc., GSC Holding Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC providing for transactions pursuant to which, among other things, each issued and outstanding share of capital stock of the Company will be converted into the right to receive shares of capital stock of GSC Holding Corp.

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of October 28, 2004 (the "Rights Agreement").

     WHEREAS, in accordance with Section 27 of the Rights Agreement, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follow:

     1. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

     Notwithstanding anything in this Rights Agreement to the contrary, no Person shall be deemed to be an "Acquiring Person" by reason of the announcement, approval, execution, delivery or consummation of (i) the Agreement and Plan of Merger, dated as of April 17, 2005, among Electronics Boutique Holdings Corp., GameStop, Inc., GSC Holding Corp., Cowboy Subsidiary LLC, Eagle Subsidiary LLC and GameStop Corp. (the "Merger Agreement"), (ii) the Company Merger or the Dallas Merger (as such terms are defined in the Merger Agreement) or (iii) any of the other transactions contemplated in the Merger Agreement (including, without limitation, the Voting Agreements (as defined in the Merger Agreement), such announcement, approval, execution, delivery and consummations being referred to herein collectively as the "Permitted Merger Events"); provided however, that in the event Electronics Boutique Holdings Corp. or any subsidiary of Electronics Boutique Holdings Corp. becomes the Beneficial Owner of Common Shares of the Company other than pursuant to the Permitted Merger Events, this sentence (other than this proviso) shall not be applicable.

     2. The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

     Notwithstanding anything in this Rights Agreement to the contrary, a "Shares Acquisition Date" shall not be deemed to occur by reason of any of the Permitted Merger Events.

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     3. Section 3(a) of the Rights Agreement is hereby amended to add the following sentence to the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, a "Distribution Date" shall not be deemed to occur by reason of any of the Permitted Merger Events.

     4. Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" immediately preceding clause (iii) thereof and by adding the following new phrase immediately following clause (iii) thereof:

     or (iv) the Effective Time (as defined in the Merger Agreement).

     5. Section 13 of the Rights Agreement is hereby amended to add the following sentence to the end thereof:

     Notwithstanding anything in this Rights Agreement to the contrary, the Permitted Merger Events shall not be deemed to be an event described in clause (a), (b), (c) or (d) of this Section 13 and shall not cause the Rights to be adjusted or to become exercisable in accordance with this
     Section 13; provided however, that in the event Electronics Boutique Holdings Corp. or any subsidiary of Electronics Boutique Holdings Corp. becomes the Beneficial Owner of Common Shares of the Company other than pursuant to the Permitted Merger Events, this sentence (other than this proviso) shall not be applicable.

     6. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

     7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however that the rights, protections and immunities of the Rights Agent shall be governed by and construed in accordance with the terms of the State of New York.

     8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     9. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment to Rights Agreement. This Amendment to Rights Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute one document.

     10. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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     11. This Amendment to Rights Agreement is effective as of April 17, 2005.

                                     GAMESTOP CORP.

                                     By: /s/ R. Richard Fontaine
                                         ---------------------------------------
                                     Name:  R. Richard Fontaine
                                     Title: Chief Executive Officer

                                     RIGHTS AGENT

                                     THE BANK OF NEW YORK

                                     By: /s/ Kerri Shenkin
                                         ---------------------------------------
                                     Name:  Kerri Shenkin
                                     Title: Assistant Vice President


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